Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND NINE

MONTHS ENDED NOVEMBER 30, 2020 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 21, 2020 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2020.  Highlights include:

•	Revenues decreased 19.6% for the comparative quarter and increased 6.7% sequentially.
•	Earnings per diluted share decreased $0.09 per share for the comparative quarter and increased $0.07 per diluted share, or 28.0% over the sequential quarter.
•	Our gross profit margin increased on a comparative quarter basis from 29.5% to 30.4%, and increased on a sequential quarter basis from 29.0%.

Financial Overview

The Company’s revenues for the third quarter ended November 30, 2020 were $92.4 million compared to $114.9 million for the same quarter last year, a decrease of 19.6%. As compared to the previous quarter ended August 31, 2020, revenues were up $5.8 million from $86.6 million, or 6.7%.  Gross profit margin ("margin") was $28.1 million for the quarter, or 30.4%, as compared to $33.8 million, or 29.5% for the third quarter last year.  Net earnings for the quarter were $8.4 million, or $0.32 per diluted share compared to $10.6 million, or $0.41 per diluted share, for the third quarter last year. While our net earnings for the quarter were down on a comparable basis, they were up 28.0% from $0.25 per diluted share for our sequential quarter.

The Company’s revenues for the nine-month period ended November 30, 2020 were $268.1 million compared to $331.7 million for the same period last year, a decrease of 19.2%.  Margin was $77.2 million, or 28.8%, as compared to $99.0 million, or 29.8%, for the nine-month periods ended November 30, 2020 and November 30, 2019, respectively.  Net earnings for the nine-month period ended November 30, 2020 were $19.0 million, or $0.73 per diluted share, compared to $29.7 million, or $1.14 per diluted share, for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “As we expected, our results continue to be significantly impacted by the coronavirus (COVID-19) pandemic. Our modification to our cost structure in response to the sales impact of the COVID-19 pandemic and the integration of our recent acquisitions resulted in improvements in our gross profit margin and operating income as a percentage of sales. During the third quarter, our gross profit margin percentage improved to 30.4% from our sequential quarter of 29.0% and from the prior year’s third quarter of 29.5%.  Our operating income improved to 12.5% from our sequential quarter of 10.3% and from the prior year’s third quarter of 12.3%, and EBITDA increased over the sequential quarter from $13.1 million to $15.8 million, representing 15.1% and 17.0% of sales, respectively. Our balance sheet continues to be strong with our cash position increasing to $89.4 million from our sequential quarter of $83.9 million and a current ratio (current assets divided by current liabilities) of 4.89. The U.S. economy continues to be significantly impacted by the COVID-19 pandemic and parts of the economy have started to re-open, but remain subject to ongoing surges and local shutdowns, creating a very fluid economic environment. As a recent indicator, according to the Bureau of Labor Statistics (“BLS”), total nonfarm payroll employment rose by 245,000 in November, reflecting a degree of resumption of economic activity that had previously been curtailed due to the COVID-19 pandemic and efforts to contain it.  According to the BLS report, in November notable job gains occurred in transportation and warehousing, professional and business services, and health care, whereas employment levels declined in government and retail trade. These BLS statistics provide evidence that various sectors continue to improve, while others have not, which we believe was reflected in our sequential sales increase.  We continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly.  Although no one is sure of the exact timing of an economic recovery, we will continue to stay focused during this period of economic unrest.  We will continue to explore acquisitions that can utilize our cash position more effectively and hunt for new sales in new markets and new channels. We will focus, as always, on maintaining our dividend.  We expect that our strong balance sheet and strong free-cash flow position should provide us with the means to accomplish these objectives.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization).  The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.  Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies.  While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP.  These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and nine months ended November 30, 2020 and November 30, 2019 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,		November 30,
	2020	2019	2020	2019
Net earnings	$8,363	$10,553	$18,969	$29,718
Income tax expense	2,939	3,708	6,665	10,441
Interest expense	2	5	8	602
Depreciation and amortization	4,446	4,756	13,267	13,632
EBITDA (non-GAAP)	$15,750	$19,022	$38,909	$54,393
% of sales	17.0%	16.6%	14.5%	16.4%

In Other News

On December 17, 2020 the Board of Directors declared a quarterly cash dividend of 22.5 cents per share on the Company’s common stock.  The dividend is payable on February 4, 2021 to shareholders of record on January 7, 2021.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended May 31, 2020 and August 31, 2020.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Interim Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,		November 30,
	2020	2019	2020	2019
Revenues	$92,443	$114,860	$268,051	$331,709
Cost of goods sold	64,355	81,024	190,901	232,719
Gross profit margin	28,088	33,836	77,150	98,990
Operating expenses	16,531	19,755	50,777	59,102
Operating income	11,557	14,081	26,373	39,888
Other (income) expense	255	(180)	739	(271)
Earnings before income taxes	11,302	14,261	25,634	40,159
Income tax expense	2,939	3,708	6,665	10,441
Net earnings	$8,363	$10,553	$18,969	$29,718

Weighted average common shares outstanding
Basic	25,974,006	26,010,571	25,978,461	26,034,617
Diluted	25,974,006	26,010,571	25,978,461	26,034,617

Earnings per share
Basic	$0.32	$0.41	$0.73	$1.14
Diluted	$0.32	$0.41	$0.73	$1.14

			November 30,	February 29,
Condensed Consolidated Balance Sheet Information			2020	2020
Assets
Current Assets
Cash			$89,358	$68,258
Accounts receivable, net			33,799	43,086
Inventories, net			31,999	34,835
Other			5,158	3,705
Total Current Assets			160,314	149,884
Property, plant & equipment, net			50,045	56,402
Operating lease right-of-use assets			16,066	20,068
Goodwill and intangible assets			133,106	139,084
Other			260	261
Total Assets			$359,791	$365,699
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$12,293	$17,235
Accrued expenses			15,450	15,069
Current portion of operating lease liabilities			5,057	5,665
Total Current Liabilities			32,800	37,969
Other non-current liabilities			30,297	33,401
Total liabilities			63,097	71,370
Shareholders' Equity			296,694	294,329
Total Liabilities and Shareholders' Equity			$359,791	$365,699

			Nine months ended
			November 30,
Condensed Consolidated Cash Flow Information			2020	2019
Cash provided by operating activities			$40,779	$44,433
Cash used in investing activities			(843)	(21,469)
Cash used in financing activities			(18,836)	(50,093)
Change in cash			21,100	(27,129)
Cash at beginning of period			68,258	88,442
Cash at end of period			$89,358	$61,313